Exhibit 99.1

ASE Technology Holding Co., Ltd.

2023 Employee Stock Option Plan

(Translation of Chinese)

1.	Purpose

The 2023 Employee Stock Option Plan (the “Plan”) of ASE Technology Holding Co., Ltd. (the “Company”) is made for the purposes of attracting professionals needed by the Company, encouraging employees, increasing employees’ recognition of the Company and creating more profits for the Company and its shareholders. The Plan is made in compliance with Article 28-3 of the Securities and Exchange Act, the Regulations Governing the Offering and Issuance of Securities by Securities Issuers promulgated by the Financial Supervisory Commission, and relevant laws and regulations.

2.	Issue Period

Within two (2) years from the date on which the report of the Plan is filed with the competent authority becomes effective (the “Effective Date”), the Company may, depending on actual needs, issue the options covered herein (the “Options”) in one or more tranches. The actual issue date(s) will be determined by the Chairman of the Board of Directors of the Company (the “Chairman”).

3.	Qualifications and Approval Process of Employees

(1)	The Plan applies only to full-time employees of the Company and the company in which the Company directly or indirectly holds more than 50 percent (50%) of the shares.

(2)

The Chairman shall nominate and submit the distribution standards to the Board of Directors of the Company for approval the employees who are entitled to Options and the number of the Options to be granted to him/her based on the following factors such as his/her seniority, ranking, performance, over-all contribution (including possible contribution in the future), or special achievement, etc; provided that the employee who holds the position of managerial officer of the Company or a director of the Company who is also a full-time employee referred to in Section 3 (1) above shall first be submitted to the Compensation Committee of the Company for approval; provided that the employee, referred to in item 3 (1) above who holds neither the position of managerial officer of the Company nor director of the Company shall first be submitted to the Audit Committee of the Company for approval.

(3)

Where the Company issues employee stock options under Paragraph 1, Article 56-1 of the Regulations Governing the Offering and Issuance of Securities by Securities Issuers, the cumulative number of shares subscribable by a single employee of the employee stock options, in combination with the cumulative number of new restricted employee shares obtained by the single employee, may not exceed 0.3 percent (0.3%) of the total issued and outstanding shares of the Company. And the above in combination with the cumulative number of shares subscribable by the single employee of employee stock options issued by the Company under Paragraph 1, Article 56 thereof may not exceed 1 percent (1%) of the total issued and outstanding shares of the Company.

4.	Total Number of Options to be Granted

The total number of Options to be issued under the Plan shall be one hundred fifty million (150,000,000). Each Option is entitled to subscribe one (1) new common share of the Company. The total number of new common shares of the Company to be issued for the Options shall be one hundred fifty million (150,000,000) shares.

5.	Terms and Conditions

(1)	Exercise Price

The exercise price of the Options shall be at least no less than the closing price of the Company’s common shares on the date that the Options are issued.

(2)	Vesting Schedule

The Options will expire at the end of the tenth year from the issue date (the “Expiry Date”). The Options may not be transferred, except by inheritance. If the employee or his/her heir(s) is unable to exercise the Options before the Expiry Date, such Options shall elapse and be cancelled.

The Options shall become exercisable from the date two (2) years after the issue date thereof (the “Waiting Period”), and the percentage of exercisable Options in different time periods are set forth below.

Numbers of Years after the Issue Date	Accumulated Percentage of Options Exercisable
2 years	40%
2.5 years	50%
3 years	60%
3.5 years	70%
4 years	80%
4.5 years	90%
5 years	100%

(3)	The Company shall have the right to revoke and cancel any Option, which is not exercisable, granted to an employee if he/she violates the employment contract or work rules of the Company.

(4)	Type of Shares Underlying the Options

The underlying shares of the Options should be the common share of the Company.

(5)	If an employee’s employment is terminated, he/she shall exercise options in accordance with the following provisions:

a.	Voluntary Resignation, Lay-off and Unemployment

Exercisable Options can be still exercised within three (3) months after the termination of employment relationship. Non-exercisable Options shall be cancelled immediately on the termination date.

b.	Retirement

Exercisable Options can be exercised before the Expiry Date of the Options. Non-exercisable Options shall be cancelled immediately on the retirement date.

c.	On Leave Without Pay

In case the employee is approved to be on leave without pay, exercisable Options can be exercised within three (3) months from the effective date of the leave. If Options are not exercised within such three-month period, the Options cannot be exercised until the employee’s reinstatement. With respect to non-exercisable Options, the calculation of years and percentages as set forth in Paragraph 5(2) above shall suspend during the period of leave and shall be resumed after the employee’s reinstatement, subject to the ten-year period set forth in Paragraph 5(2) above.

d.	Death

If the employee’s employment with the Company or its subsidiaries is terminated by reason of death, the employee’s heir(s) shall have the right to exercise the Options having been granted to the said employee. Except being subject to the Waiting Period, all such Options are exercisable, regardless of the schedule set forth in Paragraph 5(2) above.

e.	Death or Disability Caused by Injury in Work

(a)

Except being subject to the Waiting Period, all Options are exercisable upon the unemployment of the employee due to any disability caused by injury at work, regardless of the schedule set forth in Paragraph 5(2) above.

(b)

Except being subject to the Waiting Period, all Options are exercisable by the heir(s) upon the death of the employee caused by injury at work, regardless of the schedule set forth in Paragraph 5(2) above.

f.	Transfer to Affiliates

In case that the employee is transferred to an affiliate of the Company due to business requirements, the rights and obligations of the Options having been granted to such employee shall not be affected by such transfer.

g.	If the employee or his/her heir(s) fail to exercise the Options within the periods set forth above, the unexercised Options shall expire and become invalid.

(6)	Elapsed Stock Options

Any Option that elapses shall be cancelled.

6.	Underlying Shares

The Company will issue new common shares as the underlying shares.

7.	Adjustments of the Exercise Price

(1)

The exercise price of the Options shall be subject to adjustment in accordance with the following formula (to the nearest NT$0.1 with NT$0.05 being rounded up to the next NT$0.1) upon any changes in Company’s outstanding common shares resulting from capitalization of retained earnings, capitalization of capital reserves or from stock split:

NEP = OEP x [N] / [N + n]

Where NEP = New Exercise Price, the exercise price after adjustment

OEP = Old Exercise Price, the exercise price before adjustment

N = the number of outstanding common shares

n = the number of newly issued common shares

Except in the circumstances set forth in Paragraphs 7(1) above, the exercise price shall not be subject to adjustment in the case of issuance of new common shares for other purposes (including issuance of new common shares due to conversion of securities which are convertible to common shares, exercises of stock options, employees bonus, restricted stock awards, cash capital increase, mergers or acquisition of shares of another company, and increasing capital for cash for sponsoring the issuance of overseas depositary receipts).

(2)

The exercise price of the Options shall be subject to adjustment in accordance with the following formula (to the nearest NT$0.1 with NT$0.05 being rounded up to the next NT$0.1) upon the Company distributes cash dividends on common shares.

NEP = OEP x(1-D/M)

Where NEP = New Exercise Price, the exercise price after adjustment

OEP = Old Exercise Price, the exercise price before adjustment

D = cash dividend per common share

M = the market price per common share

a.

The market price per common share set forth in this Paragraphs 7(2) shall be the simple arithmetic averages of the closing prices of the Company’s common shares of either one (1), three (3), or five (5) business days immediately prior to the record date as announced by the Company to close Company’s shareholders’ registry for distribution of cash dividends.

b.

In the circumstance of distribution of cash dividends and stock dividends (including capitalization of retained earnings or capital reserves) simultaneously, the exercise price shall be subject to adjustment to reflect cash dividend amount first, then subject to adjustment to reflect stock dividend amount.

(3)

The exercise price of the Options shall be subject to adjustment in accordance with the following formula (to the nearest NT$0.1 with NT$0.05 being rounded up to the next NT$0.1) upon any decrease in Company’s common shares resulting from the capital reduction (except for those in connection with the cancellation of treasury stocks):

a.	Capital Reduction to offset Company’s losses:

NEP = OEP x [N of pre-capital reduction] / [N of post-capital reduction]

Where NEP = New Exercise Price, the exercise price after adjustment

OEP = Old Exercise Price, the exercise price before adjustment

N = the number of outstanding common shares

b.	Capital Reduction and Cash Distribution:

NEP = OEP x [1-R/C] x [N of pre-capital reduction] / [N of post-capital reduction]

Where NEP = New Exercise Price, the exercise price after adjustment

OEP = Old Exercise Price, the exercise price before adjustment

R = amount of cash distribution per share

C = closing price on the last trading day before the issuance of the new replacement shares

N = the number of outstanding common shares

*

The number of outstanding common shares set forth in this Paragraph 7 shall not include outstanding convertible bonds, and shall deduct the number of treasury stocks yet to be transferred or cancelled.

8.	Procedures for Exercising Options

(1)

Except during a period in which the Company’s shareholders’ registry is closed as required by relevant laws and regulations and the period from three (3) business days prior to the date of public announcement to close Company’s shareholders’ registry for distribution of free stock dividends, distribution of cash dividends or subscription of new shares in rights issue filed with the Taiwan Stock Exchange to the record date, employees may exercise the Options in accordance with the Plan by submitting a written notice (the “Exercise Notice”) to the Company.

(2)

The Company shall inform the employee to make payments for the exercised Options to a designated bank upon the receipt of the Exercise Notice. The Exercise Notice shall not be withdrawn once the payment has been made.

(3)

The Company shall, upon confirmation of payment(s), instruct its stock affairs agent to register the employee and the number of shares subscribed by him/her by way of exercise of the Options onto the Company’s shareholders’ registry and shall, within five (5) business days, issue common shares of the Company to such employee through central depositary clearance system. However, if the employee opts to defer assessment of the taxable income on shares received on exercise of the Options according to the law, the Company shall deposit such shares to the Company’s custodial book-entry account registered in the employee’s name. The relevant operations shall be handled in accordance with the Company’s internal procedures and relevant laws and regulations.

(4)	The above common shares are tradable on the Taiwan Stock Exchange upon delivery to the employee.

(5)	The Company will register change of capital for exercised Options with the competent authority in fifteen (15) days following the end of each quarter.

9.	Rights and Obligations after Exercising Options

Common shares delivered after Options are exercised shall have the same rights, obligations and privileges as common shares of the Company.

10.	Confidentiality

After an employee has been granted Options, unless otherwise requested by the competent authorities or laws and regulations, the employee shall keep confidential the relevant content of Options and the number of Options being granted. In case of violation of the confidentiality liability, the Company may act in accordance with Paragraph 5(3) above.

11.	Miscellaneous

(1)	The Plan, and its amendments before issuance, shall be executed upon obtaining approval from the Company’s Board of Directors and the effective registration with the competent authority.

(2)	Any other matter not set forth in the Plan shall be dealt with in accordance with the applicable laws and regulations.